EXHIBIT 99




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                      LUNA TECHNOLOGIES INTERNATIONAL, INC.

                               Shares Common Stock

            THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      This Prospectus relates to shares of this common stock of Luna Technologies International, Inc. (the "Company") which may be issued pursuant to certain employee incentive plans adopted by the Company. The employee incentive plans provide for the grant, to selected employees of the Company and other persons, of either stock bonuses or options to purchase shares of the Company's common stock. Persons who receive shares pursuant to the Plans and who are offering such shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".

      The Company has an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan and a Stock Bonus Plan. In some cases the plans described above are collectively referred to as the "Plans". The terms and conditions of any stock bonus and the terms and conditions of any options, including the price of the shares of common stock issuable on the exercise of options, are governed by the provisions of the respective Plans and the stock bonus or stock option agreements between the Company and the Plan participants.

      The Selling Shareholders may offer the shares from time to time in negotiated transactions in the over-the-counter market, at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through securities broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution".

      The Company's common stock is quoted on the OTC Bulletin Board under the symbol "LTII." On February __, 2004 the closing bid price for one share of the Company's common stock was $______.




                      The date of this Prospectus is February 3, 2004.



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      None of the proceeds from the sale of the Shares by the Selling
Shareholders will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisers to the Selling Shareholders). The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

                              AVAILABLE INFORMATION

      The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain information concerning the Company is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. The Company has filed with the Commission a Registration Statement on Form S-8 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered hereby. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which the Company has filed with the Commission under the Securities Act and to which reference is hereby made.

                       DOCUMENTS INCORPORATED BY REFERENCE

      The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus).

      Requests should be directed to:

                      Luna Technologies International, Inc.
                                61A Fawcett Road
                           Coquitlam, British Columbia
                                 Canada V3K 6V2
                                 (604) 526-5890
                              Attention: Secretary

      The following documents filed with the Commission by the Company (Commission File No. 0-26947) are hereby incorporated by reference into this
Prospectus:

(1) Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002.

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(2) Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003.

(3) Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003.

(4) Quarterly Report on Form 10-QSB for quarter ended September 30, 2003.

      All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.



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                                TABLE OF CONTENTS
                                                                        PAGE

THE COMPANY...................................................

RISK FACTORS .................................................

COMPARATIVE SHARE DATA .......................................

USE OF PROCEEDS ..............................................

SELLING SHAREHOLDERS .........................................

PLAN OF DISTRIBUTION .........................................

DESCRIPTION OF COMMON STOCK ..................................

EXPERTS.......................................................

GENERAL ......................................................



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                                   THE COMPANY

      The Company was incorporated on March 25, 1999 in Delaware to develop, manufacture and sell photoluminescent products (High Performance Photoluminescent Lighting) used for emergency lighting, signs and markings, wayfinding systems and novelty products with applications in marine, commuter, rail, subway, building and toy markets. The Company conducts business in Canada through its wholly-owned Canadian subsidiary, Luna Technologies (Canada) Ltd.

      Although many people associate the word "photoluminescence" with "glow-in-the-dark" toys and novelties, in the lighting industry, photoluminescent products such as marker tapes and signs are commonly used to delineate emergency escape routes and danger areas, and to mark equipment, pipes, tools and working and accident prevention clothing.

      Most photoluminescent products are composed of inorganic pigments that can be incorporated into paint, plastic films, enamels, and flexible and rigid molded plastics. Typical products include adhesive vinyl tapes, rigid polyvinyl chloride (PVC) marker strips, and silk-screened plastic signage.
Photoluminescent enamel-coated sheet metal and ceramic products are also available.

      The main pigment commonly used in photoluminescent glow-type products is a zinc sulphide compound emitting a yellowish-green light. This material performs well when subjected to high ambient lighting levels but the decay rate is rather rapid. Strontium Aluminate is more expensive than zinc sulphide and takes slightly longer to charge, but can "store" more light, making it much more suitable for use in locations where ambient light levels are low. Strontium Aluminate also offers much brighter and longer-lasting photoluminescence. The decay curve for strontium-based products is measured in hours as opposed to minutes for zinc-based items.

      The Company's product, Lunaplast, uses Strontium Aluminate as a pigment, which is up to 20 x times brighter than commercial zinc sulphide products, and is clearly visible after many hours of total darkness.

      During the year ended December 31, 2002 the Company had sales of $332,285. During the nine months ended September 30, 2003 the Company had sales of $268,982.

      During the year ended December 31, 2002 one customer accounted for 73% of the Company's gross revenues. During the nine months ended September 30, 2003 one customer accounted for 84% of the Company's gross revenues. The loss of either of these customers would have a material adverse effect on the Company.


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      The Company's executive offices are located at 61-A Fawcett Road,
Coquitlam, British Columbia, Canada V3K 6V2. The Company's telephone number is
(604) 526-5890, its facsimile number is (604) 526-8995, its email address is luna_technologies@telus.net, and its web page address is www.lunaplast.com.

                                  RISK FACTORS

      The securities being offered hereby are highly speculative and prospective investors should consider, among others, the following factors related to the business, operations and financial position of the Company.

History of Losses: The Company has never earned a profit. From the date of its incorporation and through September 30, 2003 the Company had cumulative losses of $(1,607,215). The Company expects to incur additional losses for an indefinite period thereafter. No assurance can be given that the Company's products will be manufactured and marketed successfully, or that the Company will ever earn a profit.

Offering Proceeds - Need for Additional Capital. This offering is being made on behalf of certain selling shareholders. The Company will not receive any proceeds from the sale of the shares offered by the selling shareholders. The Company will need additional capital in order to fund its operations. There can be no assurance that the Company will be able to obtain any additional funding which it may require.

Limited Operations: The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the start up of new businesses and the particular problems associated with pharmaceutical companies.

Technological Change: The field in which the Company is involved may undergo rapid and significant technological change. The successful marketing of the Company's products will depend on its ability to be in the technological forefront of this field. There can be no assurance that the Company will achieve or maintain such a competitive position or that other technological developments will not cause the Company's proprietary technologies to become uneconomical or obsolete.

No Patent Protection: The Company's technology is not protected by any patent. Accordingly, there is no assurance that others may not acquire or independently develop the same or similar technology.

Dependence on Management: The Company is dependent upon the services and experience of its officers. The loss of the services of any officer could adversely affect the conduct of the Company's business.

Limited Market for Common Stock: There is, at present, only a limited market for the Company's common stock and there is no assurance that this market will continue. Trades of the Company's common stock are subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on

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broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for the Company's common stock. As a result of the foregoing, investors may find it difficult to sell their shares.

Dividends: The payment of dividends on the common stock rests with the discretion of the Board of Directors. Payment of dividends is contingent upon, among other things, future earnings, if any, and the financial condition of the Company, capital requirements, general business conditions, and other factors which cannot now be predicted. There can be no assurance that the future operations of the Company will be profitable or that dividends will ever be paid by the Company

Preferred Stock: The Company's Articles of Incorporation permit the Company's Board of Directors to issue up to 5,000,000 shares of Preferred Stock. The provisions of the Company's Articles of Incorporation relating to the Preferred Stock allow the Company's directors to issue Preferred Stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the Company's common stock. The issuance of Preferred Stock with such rights may make the removal of management difficult even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.




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                                 USE OF PROCEEDS

      All of the shares offered by this Prospectus are being offered by certain owners of the Company's common stock (the Selling Shareholders) and were issued by the Company in connection with the Company's Incentive Stock Option, Non-Qualified Stock Option or Stock Bonus Plans. None of the proceeds from the sale of the shares offered by this Prospectus will be received by the Company. Expenses expected to be incurred by the Company in connection with this offering are estimated to be approximately $10,000. The Selling Shareholders have agreed to pay all commissions and other compensation to any securities broker/dealers through whom they sell any of the Shares.

                              SELLING SHAREHOLDERS

      The Company has issued (or may in the future issue) shares of its common stock to various persons pursuant to certain employee incentive plans adopted by the Company. The Company has an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan and a Stock Bonus Plan. In some cases these Plans are collectively referred to as the "Plans". A summary description of these Plans follows. The Plans provide for the grant, to selected employees of the Company and other persons, of either stock bonuses or options to purchase shares of the Company's common stock.

      Incentive Stock Option Plan. The Company's Incentive Stock Option Plan authorizes the issuance of shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plan. Only Company employees may be granted options pursuant to the Incentive Stock Option Plan.

      Non-Qualified Stock Option Plan. The Company's Non-Qualified Stock Option Plan authorizes the issuance of shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plans. The Company's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Company's Board of Directors.

      Stock Bonus Plan. The Company's Stock Bonus Plan allows for the issuance of shares of Common Stock to the Company's employees, directors, officers, consultants and advisors, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.



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Summary

      The following sets forth certain information as of December 31, 2003 concerning the stock options and stock bonuses granted by the Company pursuant to the Plans. Each option represents the right to purchase one share of the Company's common stock.

                                  Total      Shares                 Remaining
                                 Shares   Reserved for   Shares     Options/
                               Reserved   Outstanding   Issued As   Shares
Name of Plan                  Under Plans   Options    Stock Bonus  Under Plans
------------                  ----------- ------------ -----------  -----------

Incentive Stock Option Plan     750,000          --         N/A     745,000
Non-Qualified Stock
 Option Plan                  1,350,000     185,000         N/A     782,330
Stock Bonus Plan              1,000,000         N/A     200,000     800,000

      The persons listed below have received options or shares of the Company's common stock as a stock bonus:

                                      Incentive Stock Options

                        Shares                      Expiration Options Expired/
                        Subject   Exercise  Date of  Date of   Exercised as of
Option Holder          To Option   Price     Grant    Option   December 31, 2003
-------------          ---------  --------  ------- ---------- -----------------

Employee               5,000      $0.50  03/04/03      03/04/04       5,000

Non-Qualified Stock Options

                        Shares                      Expiration Options Expired/
                        Subject   Exercise  Date of  Date of   Exercised as of
Option Holder          To Option   Price     Grant    Option   December 31, 2003
-------------          ---------  --------  ------- ---------- -----------------

Brian Fiddler          40,000     $0.10   08/15/03    08/30/08          40,000
Brian Fiddler          40,000     $0.18   08/15/03    08/30/08          20,000
Brian Fiddler          20,000     $0.50   08/15/03    08/30/08
Brian Fiddler          20,000     $0.25   08/15/03    08/30/08
Brian Fiddler          20,000     $0.40   08/15/03    08/30/08
Brian Fiddler          20,000     $0.60   08/15/03    08/30/08
Other employees and
    consultants       407,000    $0.05/$0.50       *         *         322,670
                      -------                                          -------
                      567,670                                          382,670
                      =======                                          =======

*     Various dates

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Stock Bonuses

                                     Shares Issued
Name                                 as Stock Bonus        Date Issued

Brian Fiddler                             18,000              8/15/03
Other employees and consultants          182,000          Various dates
                                         -------
                                         200,000

Selling Shareholders

      Officers, directors and affiliates of the Company who may acquire shares of common stock pursuant to the Plans, and who are offering these shares of common stock to the public by means of this Prospectus, are referred to as the "Selling Shareholders".

      The following table provides certain information concerning the share ownership of the Selling Shareholders and the shares offered by the Selling Shareholders by means of this Prospectus.
                                                      Number of
                                                      Shares to
                     Number of   Number of Shares   be Beneficially
                      Shares     Being Offered        owned on Com-    Percent
Name of Selling    Beneficially  Option     Bonus     pletion of the     of
Shareholder           Owned     Shares(1)  Shares(2)  Offering          Class
---------------    ------------ ---------  ---------  -------------    --------

Kimberly Landry    1,930,000         --       --      1,930,000        29%
Douglas Sinclair       1,000         --       --          1,000         --
Brian Fiddler         78,000     80,000       --         78,000         1%
Robert Humber        790,000         --       --        790,000        12%

(1) Represents shares issuable upon exercise of stock options granted pursuant to the Plans.
(2)  Represents shares granted as a stock bonus.

     To allow the Selling Shareholders to sell their shares when they deem appropriate, the Company has filed a Form S-8 registration statement under the Securities Act of 1933, of which this Prospectus forms a part, with respect to the resale of the shares from time to time in the over-the-counter market or in privately negotiated transactions.

                              PLAN OF DISTRIBUTION

      The Selling Shareholders may sell the Shares offered by this Prospectus from time to time in negotiated transactions in the over-the-counter market at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker/ dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such

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broker/dealers may act as agent or to whom they may sell, as principal, or both
(which compensation as to a particular broker/ dealer may be in excess of customary compensation).

      The Selling Shareholders and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

      The Company has advised the Selling Shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. The Company has also advised each Selling Shareholder that in the event of a "distribution" of the shares owned by the Selling Shareholder, such Selling Shareholder, any "affiliated purchasers", and any broker/ dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". The Company has also advised the Selling Shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering.

      Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. If Rule 102 applies to the offer and sale of any of the Shares, then participating broker/dealers will be obligated to cease market-making activities nine business days prior to their participation in the offer and sale of such Shares and may not recommence market-making activities until their participation in the distribution has been completed. If Rule 102 applies to one or more of the principal market makers in the Company's Common Stock, the market price of such stock could be adversely affected. See "RISK FACTORS".

                            DESCRIPTION OF SECURITIES

Common Stock

      The Company is authorized to issue 30,000,000 shares of common stock. Holders of common stock are entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed, which allows the holders of a majority of the outstanding common stock to elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available for the payment of dividends and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. The board is

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not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

      Holders of common stock do not have preemptive rights to subscribe to additional shares issued by the Company

      The shares of common stock offered by this prospectus are fully paid and non-assessable.

Preferred Stock

      The Company's Articles of Incorporation authorize the issuance of up to 5,000,000 shares of preferred stock. The Company's Board of Directors have the authority to issue the preferred stock from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, qualifications, limitations, or restrictions thereof as they determine, within the limitations provided by statute.

      The provisions in the Company's Certificate of Incorporation relating to the preferred stock will allow the Company's directors to issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the Company's common stock. The issuance of preferred stock with such rights may make the removal of management difficult even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.

Transfer Agent

            Corporate Stock Transfer
            3200 Cherry Creek Drive South
            Suite 430
            Denver, CO 80209
            Telephone Number (303) 282-4800
            Facsimile Number (303)  282-5800

                                LEGAL PROCEEDINGS

      The Company is not involved in any pending or threatened legal proceeding.

                                     EXPERTS

      The financial statements as of December 31, 2002 and for each of the two years in the period ended December 31, 2002 incorporated by reference in this prospectus from the Company's annual report on Form 10-KSB have been audited by LaBonte & Co., independent auditors, as stated in their report dated March 7, 2003 which is incorporated herein by reference, and have been so incorporated in reliance upon the report of LaBonte & Co. given upon their authority as experts in accounting and auditing.

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      Effective January 1, 2004, LaBonte & Co. merged with Dale Matheson
Carr-Hilton Chartered Accountants. The name of the Company's principal independent accountant is now Dale Matheson Carr-Hilton LaBonte.

                                     GENERAL

      The Delaware General Corporation Law provides that the Company may indemnify its directors and officers against expense and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them as a result of their being or having been Company directors or officers unless, in any such action, they have acted with gross negligence or willful misconduct. Officers and Directors are not entitled to be indemnified for claims or losses resulting from a breach of their duty of loyalty to the Company, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or a transaction from which the director derived an improper personal benefit. Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to the Company's directors and officers, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of l933, and is, therefore, unenforceable.

      No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the selling shareholders. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the affairs of L.A.M. since the date hereof or that any information contained herein is correct as to any time subsequent to its date.

      All dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.